Exhibit 99.1

Pyxus International, Inc.	Tel:	(919) 379-4300
6001 Hospitality Court	Fax:	(919) 379-4346
Suite 100	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Tomas Grigera
(919) 379-4300

Pyxus International, Inc. Reports Strong Fourth Quarter Performance, Concludes Year of Continued Positive Momentum

—  Q4 Net Sales up 35.2% Year-over-Year —
— Increased Full-Year Operating Income to $162.7 million and Net Income to $14.6 million —
— Full-Year Adjusted EBITDA Reached a Record $226.7 million —
— Leverage Ratio Improved to 3.52x, a Multi-Year Low —

Morrisville, N.C. – June 4, 2026 – Pyxus International, Inc. (OTCID: PYYX) ("Pyxus," the "Company," "we," or "our"), a global value-added agricultural company, today announced results for its fourth quarter and fiscal year ended March 31, 2026.

Pieter Sikkel, Pyxus' President and Chief Executive Officer, said, "Fiscal 2026 marks another year of outstanding financial and operational results for Pyxus, concluding from a position of strength with exemplary fourth quarter results. Our consistent performance reflects the resilience and adaptability of our global teams, who worked together to navigate the shift to an oversupply market, meeting sustained customer demand. Their strategic execution enabled the achievement of record adjusted EBITDA, strong margins and improved credit metrics, underscoring our ability to deliver our plan in any environment.

"As we enter fiscal year 2027, we are well positioned to manage the dynamic market, leveraging a disciplined operating model and deep customer insights to make demand-led purchasing decisions. We anticipate steady customer demand and sufficient supply, driving favorable outcomes including decreased crop costs and improved working capital, providing an opportunity to further strengthen our business fundamentals as we continue to deliver value to our stakeholders this year and well into the future."

Fourth Quarter and Full-Year Fiscal 2026 Results
Sales and other operating revenues increased $176.5 million, or 35.2%, to $678.2 million for the three months ended March 31, 2026 from $501.7 million for the three months ended March 31, 2025. This increase was a result of higher leaf sales volumes from Africa and North America driven by larger crops and shipment timing.

Sales and other operating revenues decreased $68.3 million, or 2.8%, to $2,413.0 million for the year ended March 31, 2026 from $2,481.3 million for the year ended March 31, 2025. This was a result of a 3.8% decrease in average price per kilo, primarily in Africa, with pricing reflective of the lower costs to purchase the current crop in South America, and lower leaf product revenues driven by a decline in value-added tobacco products sales volumes. The decrease in leaf product revenues was partially offset by volume growth in third-party processing, mainly from Africa and North America.

Gross profit increased $27.2 million, or 40.4%, to $94.4 million for the three months ended March 31, 2026 from $67.2 million for the three months ended March 31, 2025. In addition, gross profit as a percent of sales increased to 13.9% in the current quarter, from 13.4% for the same period a year ago. The improvement in our gross profit and related gross profit percentage is largely due to higher leaf product sales volumes in South America and North America.

Gross profit increased $4.7 million, or 1.4%, to $347.7 million for the year ended March 31, 2026 from $343.0 million for the year ended March 31, 2025, and gross profit as a percent of sales increased to 14.4%, compared to 13.8% in the prior fiscal year. These increases are mainly attributable to higher volumes from third-party processing in Africa and North America and increased leaf product sales volumes in South America.

Selling, general, and administrative expenses as a percent of sales decreased to 6.8% for the year ended March 31, 2026 from 6.9% for the year ended March 31, 2025. Selling, general, and administrative expenses decreased $8.1 million, or 4.7%, to $162.9 million for the year ended March 31, 2026 from $171.0 million for the year ended March 31, 2025, primarily driven by a lower accrual for variable incentive compensation and less equity-based compensation expense, partially offset by increased personnel costs.

The Company’s operating income for the fourth quarter of fiscal 2026 was $43.7 million as compared to $13.7 million in the fourth quarter of fiscal 2025, a direct result of the increase in gross profit over the same period.

Operating income increased 6.1% to $162.7 million for the year ended March 31, 2026, compared to $153.3 million in the prior year due to the increase in gross profit and the decrease in selling, general, and administrative expenses.

Select Balance Sheet and Liquidity Information
Our strong sales and cash collections, including collections from securitized receivables and advances from customers during the fourth quarter, resulted in a $56.1 increase in cash and cash equivalents at March 31, 2026 compared to the prior year-end, and produced cash flow from operations of $310.1 million and adjusted free cash flow of $352.1 million for the three months ended March 31, 2026. While our balance sheet continues to reflect the impact of larger crop purchases primarily in Africa and South America, we are pleased with our strong cash position heading into our peak buying season in the Southern Hemisphere, and with no outstanding borrowings on our $150.0 million ABL at the end of the fiscal year.

As expected, the global tobacco market has turned to an oversupply position, which was driven by higher production in Africa and South America. Our total tobacco inventory at fiscal year end was $786.7 million up from $732.2 million in the prior year due to the timing of shipments and our crop purchases in Africa. The higher tobacco inventory balance is expected to result in more carry-over sales in fiscal year 2027 versus fiscal year 2026. At March 31, 2026, our uncommitted inventory balance was $45.2 million, or approximately 9% of our total processed inventory, which is consistent with a global oversupply environment.

Our continued focus on liquidity improvement enabled us to operate efficiently and capture the necessary volumes to support continued growth in adjusted EBITDA and other key profitability in fiscal year 2026. Our increased profitability metrics, along with continued financial discipline, improved our leverage from 3.70x at March 31, 2025 to 3.52x at March 31, 2026, and our interest coverage over the last twelve months improved to 1.63 times, up from 1.57 times in the previous year.

Fiscal 2027 Guidance
For the fiscal year ending March 31, 2027, Pyxus anticipates sales to be between $2.3 billion and $2.5 billion and adjusted EBITDA to be between $210 million and $240 million.

Financial Results Investor Call
The Company will hold an earnings conference call and webcast on Thursday, June 4, 2026 at 9 a.m. EDT. Investors and analysts interested in participating in the call are invited to dial (646) 769-9200 or (800) 330-6710 and use conference ID 8374629. The webcast can be accessed at http://investors.pyxus.com.

A presentation of fourth quarter and fiscal year ended March 31, 2026 results will be available on the Company's investor relations webpage prior to the call. For those unable to join the live audio webcast, the archived recording will be available on the Company's investor relations webpage shortly after the call.
Any replay, rebroadcast, transcript, or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this report regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as "guidance", "strategy," "expects," "continues," "plans," "anticipates," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. These risks and uncertainties include those discussed in our Annual Report on Form 10-K for the year ended March 31, 2025, our Quarterly Report on Form 10-Q for the period ended December 31, 2025 and in our other filings with the Securities and Exchange Commission. These risks and uncertainties include: our reliance on a small number of significant customers; continued vertical integration by our customers; global shifts in sourcing customer requirements, including as a result of the imposition of, and changes to, tariffs and other changes in international trade policies; variation in our financial results due to growing conditions, customer indications and other factors; loss of confidence in us by our customers, farmers and other suppliers; migration of suppliers who have historically grown tobacco and from whom we have purchased tobacco toward growing other crops; risks related to our advancement of inputs to tobacco suppliers to be settled upon the suppliers delivering us unprocessed tobacco at the end of the growing season; risks that the tobacco we purchase directly from suppliers will not meet our customers’ quality and quantity requirements; weather and other environmental conditions that can affect the quantity and marketability of our inventory; the impact of increased competition on our earnings; continued high inflation that may adversely affect our profitability and the demand for our leaf tobacco products; international business risks, including unsettled political conditions, uncertainty in the enforcement of legal obligations, including the collection of accounts receivable, fraud risks, expropriation, import and export restrictions, exchange controls, inflationary economies, currency risks, risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries and impacts of international sanctions on our ability to sell or source tobacco in certain regions; risks and uncertainties related to geopolitical conflicts, including the armed conflicts in the Middle East and disruptions in shipping in that area; risks related to our operations in jurisdictions that pose a high risk of potential violations of the Foreign Corrupt Practices Act; exposure to foreign tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change; fluctuations in foreign currency exchange and interest rates; disruption, failure or security breaches of our information technology systems and other cybersecurity risks; regulations regarding environmental matters that may substantially increase our costs and expose us to potential liability; changing sustainability regulatory requirements and expectations; exposure to product liability claims, regulatory action, and litigation in the event such products are alleged to have caused injury, harm, or death; risks related to our capital structure, including risks related to our significant debt and our ability to continue to finance our non-U.S. local operations with uncommitted short-term operating credit lines at the local level; our ability to continue to access capital markets to obtain long-term and short-term financing, and our substantial debt which may adversely affect us by limiting future sources of financing, interfering with our ability to pay interest and principal on our indebtedness, and subjecting us to additional risks; potential failure of foreign banks in which our subsidiaries maintain deposits or the failure by such banks to transfer funds or honor withdrawals; the risk that, because our ability to generate cash depends on many factors beyond our control, we may be unable to generate the significant amount of cash required to service our indebtedness; our ability to refinance our current credit facilities at the same availability or at similar or reduced interest rates, including due to volatility and disruption of global credit markets; failure to achieve our stated goals, which may adversely affect our liquidity; developments with respect to our liquidity needs and sources of liquidity; failure by counterparties to derivative transactions to perform their obligations; certain shareholders have the ability to exercise controlling influence on various corporate matters; reductions in demand for cigarettes and other consumer tobacco products; legislative and regulatory initiatives that may reduce consumption of consumer tobacco products and demand for our services and increase regulatory burdens on us or our customers; government actions that significantly affect the sourcing of tobacco, including governmental actions to identify and assess crop diversification initiatives and alternatives to leaf tobacco growing in countries whose economies depend upon tobacco production; and governmental investigations into our business activities, including, but not limited to, leaf tobacco industry buying and other payment practices. We do not undertake to update any forward-looking statements that we may make from time to time except to the extent required by law.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). They include EBITDA, Adjusted EBITDA, adjusted free cash flow, and net debt. Tables showing the reconciliation of historical non-GAAP financial measures are attached to the release. The range of adjusted EBITDA anticipated for the fiscal year ending March 31, 2027 is calculated in a manner consistent with the presentation of adjusted EBITDA in the attached tables. Because of the forward-looking nature of the estimated range of adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

About Pyxus International, Inc.
Pyxus International, Inc. is a global agricultural company with more than 150 years of experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxus.com.

Consolidated Statements of Operations

	Three Months Ended March 31,
(in thousands, except per share data)	2026	2025
Sales and other operating revenues	$678,177	$501,715
Cost of goods and services sold	583,805	434,499
Gross profit	94,372	67,216
Selling, general, and administrative expenses	44,139	44,948
Other expense, net	5,320	6,724
Restructuring and asset impairment charges	1,227	1,843
Operating income	43,686	13,701
Loss on pension settlement	(90)	—
Interest expense, net	30,098	26,106
Income (loss) before income taxes and other items	13,498	(12,405)
Income tax expense (benefit)	4,515	(7,195)
Income from unconsolidated affiliates, net	5,677	654
Net income (loss)	14,660	(4,556)
Net income attributable to noncontrolling interests	290	591
Net income (loss) attributable to Pyxus International, Inc.	$14,370	$(5,147)

Earnings (loss) per share:
Basic	$0.56	$(0.20)
Diluted	$0.55	$(0.20)

Consolidated Statements of Operations

	Years Ended March 31,
(in thousands, except per share data)	2026	2025	2024
Sales and other operating revenues	$2,413,000	$2,481,260	$2,032,559
Cost of goods and services sold	2,065,321	2,138,276	1,720,224
Gross profit	347,679	342,984	312,335
Selling, general, and administrative expenses	162,934	170,998	160,910
Other expense, net	19,193	16,410	9,439
Restructuring and asset impairment charges	2,852	2,259	4,799
Operating income	162,700	153,317	137,187
Gain on debt retirement	—	8,178	15,914
Gain (loss) on pension settlement	283	—	(12,008)
Interest expense, net	134,353	128,041	125,620
Income before income taxes and other items	28,630	33,454	15,473
Income tax expense	30,344	25,053	27,281
Income from unconsolidated affiliates, net	17,371	8,132	14,992
Net income	15,657	16,533	3,184
Net income attributable to noncontrolling interests	1,088	1,367	521
Net income attributable to Pyxus International, Inc.	$14,569	$15,166	$2,663

Earnings per share:
Basic	$0.56	$0.59	$0.11
Diluted	$0.56	$0.59	$0.11

Consolidated Balance Sheets

(in thousands)	March 31, 2026	March 31, 2025
Assets
Current assets
Cash and cash equivalents	$134,337	$78,254
Restricted cash	3,316	7,290
Trade receivables, net	239,456	189,239
Other receivables	25,451	15,040
Inventories, net	817,950	761,951
Advances to suppliers, net	36,337	30,745
Recoverable income taxes	2,886	6,616
Prepaid expenses	49,000	47,151
Other current assets	21,751	21,874
Total current assets	1,330,484	1,158,160
Investments in unconsolidated affiliates	105,863	96,928
Intangible assets, net	24,076	28,507
Deferred income taxes, net	14,507	13,567
Long-term recoverable income taxes	9,467	5,669
Other noncurrent assets	35,424	33,094
Right-of-use assets	31,717	29,742
Property, plant, and equipment, net	143,154	138,176
Total assets	$1,694,692	$1,503,843

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable	$477,132	$395,030
Accounts payable	146,828	132,871
Advances from customers	174,995	135,607
Accrued expenses and other current liabilities	114,760	90,912
Income taxes payable	9,145	11,001
Operating leases payable	9,915	8,514
Current portion of long-term debt	—	12
Total current liabilities	932,775	773,947
Long-term taxes payable	4,112	5,187
Long-term debt	455,757	454,850
Deferred income taxes	11,961	8,818
Liability for unrecognized tax benefits	28,074	18,635
Long-term leases	21,020	19,584
Pension, postretirement, and other long-term liabilities	59,886	57,052
Total liabilities	1,513,585	1,338,073
Commitments and contingencies
Stockholders’ equity
Common stock—no par value:
Authorized shares (250,000 for all periods)
Issued and outstanding shares (24,608 for all periods)	393,921	392,899
Retained deficit	(225,556)	(240,125)
Accumulated other comprehensive income	6,123	7,315
Total stockholders’ equity of Pyxus International, Inc.	174,488	160,089
Noncontrolling interests	6,619	5,681
Total stockholders’ equity	181,107	165,770
Total liabilities and stockholders’ equity	$1,694,692	$1,503,843

Segment Results

Years Ended March 31, 2026 and 2025

	Years Ended March 31,		Change
(in millions, except per kilo amounts)	2026	2025	$	%
Leaf:
Product revenues	$2,235.8	$2,335.1	(99.3)	(4.3)
Tobacco costs	1,808.0	1,905.5	(97.5)	(5.1)
Transportation, storage, and other period costs	115.8	108.5	7.3	6.7
Total product cost of goods sold	1,923.8	2,014.0	(90.2)	(4.5)
Product gross profit	312.0	321.1	(9.1)	(2.8)
Product gross profit as a percent of sales	14.0%	13.8%

Kilos sold	381.7	383.4	(1.7)	(0.4)
Average price per kilo	$5.86	$6.09	(0.23)	(3.8)
Average cost per kilo	5.04	5.25	(0.21)	(4.0)
Average gross profit per kilo	0.82	0.84	(0.02)	(2.4)

Processing and other revenues	$169.3	$135.9	33.4	24.6
Processing and other costs of services sold	135.3	111.8	23.5	21.0
Processing and other gross profit	34.0	24.1	9.9	41.1
Processing and other gross profit as a percent of sales	20.1%	17.7%

All Other:
Sales and other operating revenues	$7.9	$10.3	(2.4)	(23.3)
Cost of goods and services sold	6.2	12.5	(6.3)	(50.4)
Gross profit (loss)	1.7	(2.2)	3.9	177.3
Gross profit (loss) as a percent of sales	21.5%	(21.4)%

Reconciliation of Certain Non-GAAP Financials Measures (1) (Unaudited)

	Three Months Ended March 31,		Fiscal Years Ended March 31,
(in thousands)	2026	2025	2026	2025	2024
Net income (loss) attributable to Pyxus International, Inc.	$14,370	$(5,147)	$14,569	$15,166	$2,663
Plus: Interest expense	31,760	27,426	138,749	133,108	132,174
Plus: Income tax expense (benefit)	4,515	(7,195)	30,344	25,053	27,281
Plus: Depreciation and amortization expense	5,246	5,296	20,893	20,334	19,250
EBITDA (1)	55,891	20,380	204,555	193,661	181,368
Plus: (Recoveries) reserves for doubtful customer receivables	(357)	(580)	(648)	103	640
Plus: Other expense, net	5,320	6,724	19,193	16,410	9,439
Plus: Noncash equity-based compensation	257	211	1,022	4,110	—
Plus: Restructuring and asset impairment charges (2)	1,227	1,843	2,852	2,259	4,799
Less: Gain on debt retirement	—	—	—	8,178	15,914
Plus: Debt restructuring	—	—	—	—	330
Plus: Loss (gain) on pension settlement (3)	90	—	(283)	—	12,008
Plus: Other adjustments (4)	(10)	28	(26)	45	1,247
Adjusted EBITDA (1)	$62,418	$28,606	$226,665	$208,410	$193,917

Total debt			$932,889	$849,892	$1,017,340
Less: Cash			134,337	78,254	92,569
Net debt (1)			$798,552	$771,638	$924,771
Net debt / Adjusted EBITDA (1)			3.52x	3.70x	4.77x

Adjusted EBITDA (1)			$226,665	$208,410	$193,917
Interest expense			138,749	133,108	132,174
Interest coverage			1.63x	1.57x	1.47x

Net cash provided by (used in) operating activities	$310,121	$158,302	$(208,451)	$(13,386)	$(214,970)
Capital expenditures	(6,271)	(7,909)	(22,051)	(23,028)	(21,043)
Collections from beneficial interests in securitized trade receivables (5)	48,200	45,488	200,684	188,312	175,911
Adjusted Free Cash Flow (1)	$352,050	$195,881	$(29,818)	$151,898	$(60,102)

(1)Earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), Adjusted Free Cash Flow, and Net Debt are not measures of results of operations, cash flows from operations or indebtedness under generally accepted accounting principles in the United States ("U.S. GAAP") and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported amounts. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results or operating cash flows and these lists are not intended to present all items that may have impacted these items. EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, Net Debt, and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow as presented may not equal column or row totals due to rounding.
(2)Amounts incurred during the fiscal year ended March 31, 2024 included employee separation charges primarily related to changes in the corporate organizational structure and the continued restructuring of certain leaf operations and asset impairment charges primarily related to continued restructuring of certain non-leaf agriculture operations.
(3)During the fiscal year ended March 31, 2024, the Company terminated its U.K. Pension Plan. The Company recorded a noncash pension settlement charge which included the disposition of the U.K. Pension Plan assets and reclassification of unrecognized net pension losses within accumulated other comprehensive income (loss) into the Company's consolidated statements of operations.
(4)Includes other individually insignificant adjustments that are not reflective of the Company's ongoing operations.
(5)Represents cash receipts from the beneficial interest on sold receivables under the Company's accounts receivable securitization programs and are classified as investing activities within the consolidated statements of cash flows.